Exhibit 10.38

VIROLOGIC, INC.

2005 BONUS PLAN DESCRIPTION

On March 16, 2005, the Board of Directors of ViroLogic, Inc. (the “Company”) adopted a bonus plan pursuant to which the amount of any bonuses to be paid to Company employees with respect to the 2005 fiscal year will be determined. With the exception of commissioned sales people, all of the Company’s regular employees, including its executive officers, are eligible to participate in the plan if they meet the plan’s minimum employment criteria.

Under the plan, the pool available to pay bonuses will equal a portion of the amount by which the Company’s 2005 revenues exceed internal revenue targets, less a portion of the Company’s 2005 expenses that exceed internally budgeted levels. If the targeted revenue and expense levels are met, but not exceeded, the available bonus pool would be zero. The bonus pool is capped at $6 million. The amount paid out as bonuses from any available bonus pool will be determined through an assessment by the Company’s Board of Directors, in conjunction with its Compensation Committee, of the Company’s achievements in 2005, with achievement of corporate goals weighted 20%, achievement of HIV related development and commercialization goals weighted 30%, and achievement of oncology related development and commercialization goals weighted 50%. Assuming a sufficient bonus pool is available, under the plan the target bonus payment for the Company’s officers will be 30% of their base salaries.